Exhibit 99.1

Contact:

Dalip Puri, Vice President Investor Relations & Treasurer	203 573 2153

Chemtura Corporation Announces Restructuring To
Eliminate Stranded Costs from Sale of Agrochemicals
Business and To Lower Manufacturing and SG&A Costs

PHILADELPHIA, Pa., Nov. 13, 2014 – Chemtura Corporation (NYSE: CHMT) (EuroNext: CHMT) today announced a restructuring plan to reduce manufacturing conversion costs by approximately $50 million, or about 10 percent annually, eliminate approximately $15 million of annual stranded costs arising from the previously announced sale of the Chemtura AgroSolutions business, and reduce selling, general and administrative costs (“SG&A”) by at least $12 million annually.

“Excess industry capacity in bromine and certain organometallics combined with continuing volatility in certain markets we serve has restricted our ability to achieve the targeted improvement in results,” said Craig A. Rogerson, Chemtura’s Chairman, President and Chief Executive Officer. “To meet our expected performance improvement in 2015, we are taking steps to address these challenges by accelerating initiatives to reduce our manufacturing costs and SG&A expenses, in addition to the elimination of stranded costs arising from the sale of our agrochemicals business.”

Despite the success of many of Chemtura’s improvement initiatives, the Company faces continuing weak demand conditions in some of the market applications it serves, as well as excess capacity in bromine and certain organometallics. While the Company expects the bromine industry and electronics market to recover and grow to new heights, that growth may not occur in the coming year.

“However, it is our responsibility to create the committed value in 2015,” Rogerson said. “We believe the combination of our cost reduction actions and the investments we have made will enable us to deliver progressive performance improvement in 2015 without having to rely on recovery in demand from markets such as electronics or an improvement in our pricing levels.”

The Company expects to incur approximately $37 million in cash costs to implement the restructuring plan, recording the majority of this expense in the fourth quarter of 2014 and the first quarter of 2015. The cash expenditures associated with these actions will continue into the third quarter of 2015. The Company anticipates that the full run rate of the manufacturing and SG&A savings will be embedded in its performance by the third quarter of 2015, with annual savings of approximately $50 million for the calendar year of 2015. Of the $15 million of annual stranded costs, the Company anticipates having eliminated them by the second quarter of 2015 with approximately $3 million being incurred in the first quarter of 2015.

Chemtura Corporation, with 2013 net sales of $2.2 billion,1 is a global manufacturer and marketer of specialty chemicals. Additional information concerning us is available at www.chemtura.com.

1 2013 net sales of $2.2 billion reflects discontinued operations treatment for the sale of Chemtura's Antioxidants and Consumer Products businesses.

Forward-Looking Statements

The cost estimates included in this press release include forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies. These forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual costs and cost reductions may differ materially from expected costs and cost reductions.

Factors that could cause our actual costs, cost reductions or results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	Our ability to execute timely on our restructuring plan and achieve the expected cost reductions;
•	The cyclical nature of the global chemicals industry;
•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;
•	Disruptions in the availability of raw materials or energy;
•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;
•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;
•	The successful separation of the Chemtura AgroSolutions business from the rest of our businesses;
•	Declines in general economic conditions;
•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. Food and Drug Administration (the "FDA") and European Union REACh legislation;
•	The effect of adverse weather conditions;
•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;
•	Current and future litigation, governmental investigations, prosecutions and administrative claims;
•	Environmental, health and safety regulation matters;
•	Federal regulations aimed at increasing security at certain chemical production plants;
•	Significant international operations and interests;
•	Our ability to maintain adequate internal controls over financial reporting;
•	Exchange rate and other currency risks;
•	Our dependence upon a trained, dedicated sales force;
•	Operating risks at our production facilities;
•	Our ability to protect our patents or other intellectual property rights;
•	Whether our patents may provide full protection against competing manufacturers;
•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;
•	Our ability to reduce the risks of cyber incidents and protect our information technology;
•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;
•	Risks associated with strategic acquisitions and divestitures;
•	Risks associated with possible climate change legislation, regulation and international accords;

•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;
•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and
•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission, including Item 1A, Risk Factors, in our Annual Report on Form 10-K.

Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.